EXHIBIT 99.1

April 29, 2009	CONTACTS:	Investor Relations –	Mark G. Stockard
		Phone:	(713) 381-4707
		Toll Free:	(800) 659-0059
		Media Relations –	Rick Rainey
		Phone:	(713) 381-3635

TEPPCO PARTNERS, L.P.’S SPECIAL COMMITTEE
RESPONDS TO ENTERPRISE’S PROPOSAL

HOUSTON –  TEPPCO Partners, L.P. (NYSE:TPP) (“TEPPCO”) today announced that on March 9, 2009, it received an offer from Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”) to acquire all of the outstanding partnership interests of TEPPCO for 1.043 Enterprise common units plus $1.00 in cash for each TEPPCO common unit.  In order to evaluate the proposed acquisition by Enterprise, the Audit, Conflicts and Governance Committee of TEPPCO’s general partner, Texas Eastern Products Pipeline Company, LLC, has formed a special committee of independent directors consisting of Donald H. Daigle, Irvin Toole, Jr. and Duke R. Ligon.  After considering Enterprise’s offer with the assistance of its financial and legal advisors, the special committee has unanimously concluded that it does not support the proposal as it now stands and has advised Enterprise of its decision.  However, the special committee remains willing to consider a revised proposal that appropriately recognizes the value of TEPPCO, including the significant benefits that would accrue to Enterprise as a result of a merger with TEPPCO.

Mr. Donald H. Daigle, chairman of the special committee, said, “The special committee is confident in TEPPCO’s strong financial performance and its diverse and valuable asset mix, which should continue to enhance unitholder value.  In addition, we look forward to TEPPCO maintaining its successful relationship with Enterprise, regardless of ownership structure.”

TEPPCO does not intend to comment further on discussions unless and until a definitive agreement is reached.

TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States. TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil. TEPPCO also owns a marine business that operates primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico. For more information, visit TEPPCO’s website (www.teppco.com). Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings (NYSE:EPE).

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.'s filings with the Securities and Exchange Commission.  If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

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